Exhibit 99.1
                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Reports Quarterly Revenue of $12.8 Million

Hackensack, NJ – March 15, 2023 – Champions Oncology, Inc. (Nasdaq: CSBR), a leading global technology-enabled biotech that is transforming drug discovery through innovative AI-driven pharmaco-pheno-multiomic integration, today announced its financial results for its third quarter of fiscal 2023, ended January 31, 2023.

Third Quarter and Recent Highlights:

•Record quarterly bookings
•Quarterly revenue of $12.8 million
•Adjusted EBITDA loss of $1.6 million, driven by a $1 million increase in R&D for our target discovery program
•Commenced in-vivo efficacy testing for therapeutic hits on lead programs

Ronnie Morris, CEO of Champions, commented, “Our third quarter results were weaker than we’ve been accustomed to delivering, impacted primarily by the macro-economic environment. Despite the financial performance, we continued to expand our platform and invest in on our drug discovery efforts." Morris added, "Our long-term strategy remains in-tact and we look forward to improving results in fiscal 2024.”

David Miller, CFO of Champions, added, “As addressed last quarter, an increase in first half study cancellations would lead to a decline in third quarter revenue and profitability. We’re well positioned to absorb the short-term decline and remain positioned for the expected increase in bookings and revenue heading into fiscal 2024.”

Third Fiscal Quarter Financial Results

Exhibit 99.1
Total revenue for the third quarter of fiscal 2023, was $12.8 million, a decrease of 3.2%, compared to $13.2 million for the same period last year. The decline in revenue resulted from an increase in cancellations during the first half of the year due to the macro-economic environment, which caused our customers to re-evaluate their spending budgets. Total costs and operating expenses for the third quarter of fiscal 2023 were $15.2 million compared to $12.4 million for the third quarter of fiscal 2022, an increase of $2.9 million or 23.2%.

For the third quarter of fiscal 2023, Champions reported a loss from operations of $2.5 million, including $331,000 in stock-based compensation and $575,000 in depreciation and amortization expenses, compared to income from operations of $830,000, inclusive of $310,000 in stock-based compensation and $396,000 in depreciation and amortization expenses, in the third quarter of fiscal 2022. Excluding stock-based compensation, depreciation and amortization expenses, Champions reported an adjusted EBITDA loss for the quarter of $1.6 million, primarily driven by lower revenue and an increase in R&D spending for our target discovery program, compared to adjusted EBITDA of $1.5 million in the prior year period.
Cost of oncology solutions was $7.7 million for the three-months ended January 31, 2023, an increase of $1.3 million, or 20.2% compared to $6.4 million for the three-months ended January 31, 2022. The increase in cost of sales was primarily from compensation expenses. For the three-months ended January 31, 2023, total gross margin was 40% compared to 51% for the three-months ended January 31, 2022. The lower margin resulted from the aforementioned increase in compensation which was incurred to support the bookings growth that failed to convert to revenue due to cancellations.

Research and development expense for the three-months ended January 31, 2023 was $3.2 million, an increase of $1.0 million or 46.8%, compared to $2.2 million for the three-months ended January 31, 2022. The increase was primarily from compensation and lab supply expenses related to the investment in our therapeutic discovery platform. Sales and marketing expense for the three-months ended January 31, 2023 was $1.8 million, an increase of $212,000, or 13.7%, compared to $1.5 million for the three-months ended January 31, 2022. The increase was primarily due to an increase in compensation and conference expenses to support sales effort expansion. General and administrative expense for the three-months ended January 31, 2023 was $2.6 million, an increase of $342,000, or 15.4%, compared to $2.2 million for the three-months ended January 31, 2022. The increase was primarily due to depreciation and amortization expenses and IT related costs to support the growth of the business.

Net cash provided by operating activities was $1.6 million for the three months ended January 31, 2023. The cash generated from operating activities was primarily due to a decrease in accounts receivable, in the ordinary course of business, and an increase in deferred revenue due to solid bookings. The Company ended in the quarter in a strong cash position with cash on hand of $11.6 million and no debt.

Year-to-Date Financial Results

For the first nine months of fiscal 2023, revenue increased 12.6% to $40.8 million compared to $36.2 million for the first nine months of fiscal 2022. The increase in revenue was due to the expansion of our platforms and business lines. Total costs and operating expenses for the first nine months of fiscal 2023 were $43.5 million compared to $35.3 million for the first nine months of fiscal 2022, an increase of $8.2 million or 23.3%.

For the first nine months of fiscal 2023, Champions reported a net loss from operations of $2.7 million, including $656,000 in stock-based compensation and $1.7 million in depreciation and amortization

Exhibit 99.1
expenses, compared to income from operations of $918,000, inclusive of $724,000 in stock-based compensation and $1.1 million in depreciation and amortization expenses, in the first nine months of fiscal 2022. Excluding stock-based compensation, depreciation and amortization expenses, Champions reported an adjusted EBITDA loss of $400,000 for the first nine months of fiscal 2023 compared to adjusted EBITDA of $2.7 million in the first nine months of fiscal 2022.

Cost of oncology solutions was $22.2 million for the nine-months ended January 31, 2023, an increase of $4.8 million, or 27.5% compared to $17.4 million for the nine-months ended January 31, 2022. The increase in cost of sales was primarily from compensation, mice and lab supply expenses resulting from the increase in study volume and expected strength in future bookings. For the nine-months ended January 31, 2023, total gross margin was 45.6% compared to 51.9% for the nine-months ended January 31, 2022. For the same respective periods, pharmacology services margin was 48.1% vs 53.0%. The decrease in gross margin was primarily attributable to an increase in study related expenses on lower than expected revenue conversion.

Research and development expense for the nine-months ended January 31, 2023 was $8.7 million, an increase of $1.9 million or 28.2%, compared to $6.8 million for the nine-months ended January 31, 2022. The increase was primarily from compensation, sequencing costs, and lab supplies as we increased investment in our therapeutic target discovery platforms. Sales and marketing expense for the nine-months ended January 31, 2023 was $5.2 million, an increase of $389,000, or 8.2%, compared to $4.8 million for the nine-months ended January 31, 2022. The increase was primarily due to an increase in compensation and conference related expenses to support the expansion of our sales efforts. General and administrative expense for the nine-months ended January 31, 2023 was $7.5 million, an increase of $1.1 million, or 17.9%, compared to $6.4 million for the nine-months ended January 31, 2022. The increase was primarily due to an increase in compensation and IT related expenses to support the overall infrastructure growth of the organization as well as depreciation and amortization expenses.

Net cash provided by operating activities was $4.7 million for the nine-months ended January 31, 2023. The cash generated from operating activities was primarily due to a decrease in accounts receivable and an increase in accounts payable due to timing differences in the ordinary course of business. Net cash used in investing activities was $2.1 million and was primarily from investment in additional lab and computer equipment.

Conference Call Information:
The Company will host a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its third quarter financial results. To participate in the call, please call 888-506-0062 (Domestic) or 973-528-0011 (International) and enter the access code 500542, or provide the verbal reference "Champions Oncology".
Full details of the Company’s financial results will be available by March 17, 2023 in the Company’s Form 10-Q at www.championsoncology.com.
* Non-GAAP Financial Information
See the attached Reconciliation of GAAP net income (loss) to Non-GAAP net income (loss) for an explanation of the amounts excluded to arrive at Non-GAAP net income (loss) and related Non-GAAP earnings (loss) per share amounts for the three and nine months ended January 31, 2023 and 2022. Non-GAAP financial measures provide investors and management with supplemental measures of operating

Exhibit 99.1
performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income (loss) and Non-GAAP earnings (loss) per share are not, and should not, be viewed as a substitute for similar GAAP items. Champions defines Non-GAAP dilutive earnings (loss) per share amounts as Non-GAAP net earnings (loss) divided by the weighted average number of diluted shares outstanding. Champions’ definition of Non-GAAP net earnings (loss) and Non-GAAP diluted earnings (loss) per share may differ from similarly named measures used by other companies.

About Champions Oncology, Inc.

Champions Oncology is a technology-driven research organization that develops innovative therapeutics against cancer targets, offers groundbreaking research software as a service, and provides end-to-end R&D services to biopharma organizations. Champions Oncology is actively engaged in the transformation of drug discovery through a novel approach of pharmaco-pheno-multiomic integration. For more information, please visit www.ChampionsOncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2022 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Income (Loss) (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2023	2022	2023	2022
Net income (loss) - GAAP	$(2,439)	$787	$(2,774)	$892
Less:
Stock-based compensation	331	310	656	724
Net income (loss) - Non-GAAP	$(2,108)	$1,097	$(2,118)	$1,616

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2023	2022	2023	2022
EPS – GAAP, basic	$(0.18)	$0.06	$(0.20)	$0.07
Less:
Effect of stock-based compensation on EPS	0.02	0.02	0.05	0.05
EPS - Non-GAAP, basic	$(0.16)	$0.08	$(0.15)	$0.12

	Three Months Ended January 31,		Nine Months Ended January 31,
	2023	2022	2023	2022
EPS – GAAP, diluted	$(0.18)	$0.05	$(0.20)	$0.06
Less:
Effect of stock-based compensation on EPS	0.02	0.02	0.05	0.05
EPS - Non-GAAP, diluted	$(0.16)	$0.07	$(0.15)	$0.11

Unaudited Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2023	2022	2023	2022
Oncology services revenue	$12,773	$13,193	$40,799	$36,232
Cost of oncology services	7,699	6,406	22,194	17,411
Research and development	3,202	2,181	8,693	6,783
Sales and marketing	1,761	1,549	5,153	4,764
General and administrative	2,569	2,227	7,494	6,356
Income (loss) from operations	(2,458)	830	(2,735)	918
Other income (loss)	36	(32)	9	11
Income (loss) before provision for income taxes	(2,422)	798	(2,726)	929
Provision for income taxes	17	11	48	37
Net income (loss)	$(2,439)	$787	$(2,774)	$892

Net Income (loss) per common share outstanding
basic	$(0.18)	$0.06	$(0.20)	$0.07
and diluted	$(0.18)	$0.05	$(0.20)	$0.06

Weighted average common shares outstanding
basic	13,558,642	13,500,444	13,532,990	13,170,880
and diluted	13,558,642	14,387,009	13,532,990	14,178,082

Condensed Consolidated Balance Sheets

	January 31, 2023	April 30, 2022
	(unaudited)
Cash	$11,645	$9,007
Accounts receivable, net	8,053	9,513
Other current assets	661	1,144
Total current assets	20,359	19,664

Operating lease right-of-use assets, net	7,590	8,230
Property and equipment, net	7,852	7,134
Other long term assets	15	15
Goodwill	335	335
Total assets	$36,151	$35,378

Accounts payable and accrued liabilities	$6,329	$5,282
Current portion of operating lease liabilities	1,166	1,054
Other current liabilities	144	72
Deferred revenue	13,158	11,071
Total current liabilities	20,797	17,479

Non-current operating lease liabilities	7,702	8,412
Other Non-current Liability	588	391
Total liabilities	29,087	26,282

Stockholders’ equity	7,064	9,096
Total liabilities and stockholders’ equity	$36,151	$35,378

Unaudited Condensed Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended January 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(2,774)	$892
Adjustments to reconcile net income (loss) to net cash provided by operations:
Stock-based compensation expense	656	724
Operating lease right-of use assets	817	535
Depreciation and amortization expense	1,663	1,059
Net gain on disposal of equipment	—	(4)
Allowance for doubtful accounts	83	117
Changes in operating assets and liabilities	4,219	2,378
Net cash provided by operating activities	4,664	5,701

Cash flows from investing activities:
Purchases of property and equipment	(2,112)	(1,878)
Net cash used in investing activities:	(2,112)	(1,878)

Cash flows from financing activities:
Proceeds from the exercise of stock options	86	191
Net cash provided by financing activities:	86	191

Net increase in cash	2,638	4,014
Cash at beginning of period	9,007	4,687
Cash at the end of period	$11,645	$8,701